N-SAR Item 77Q(3) Exhibit
Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:
Evergreen Intermediate Municipal Bond Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A	  $1,010,178	$1.04		   944,601	$61.36
Class B	     $123,948	$0.81		   138,773	$61.36
Class C	     $187,319	$0.81		   208,857	$61.36
Class I	$6,960,273	$1.11		6,155,456	$61.36
Class IS	     $204,192	$1.04		   190,022	$61.36